Exhibit 10.5

DATED 19-Mar-24

(1) DONCASTERS LIMITED

(2) DAVID EGAN

SENIOR EXECUTIVE'S SERVICE AGREEMENT

Contents

1.	DEFINITIONS AND INTERPRETATIONS	2

2.	EMPLOYMENT	5

3.	FREEDOM TO TAKE UP THE APPOINTMENT	5

4.	TERM OF EMPLOYMENT	6

5.	DUTIES OF THE EXECUTIVE	7

6.	HOURS OF WORK	9

7.	PLACE OF WORK	9

8.	SALARY AND BONUS	9

9.	EXPENSES	10

10.	PENSION AND LIFE ASSURANCE	10

11.	PRIVATE MEDICAL EXPENSES INSURANCE SCHEME	10

12.	HOLIDAY	11

13.	SICKNESS	12

14.	OTHER PAID LEAVE	13

15.	TERMINATION OF EMPLOYMENT	14

16.	DISCIPLINARY AND GRIEVANCE PROCEDURES	16

17.	DIRECTORSHIPS AND SHAREHOLDINGS	17

18.	RECONSTRUCTION	17

19.	CONFIDENTIAL INFORMATION	17

20.	POST TERMINATION COVENANTS	18

21.	INTELLECTUAL PROPERTY	21

22.	MISREPRESENTATION	22

23.	REFERENCES	22

24.	DATA PROTECTION	22

25.	THIRD PARTY RIGHTS	24

26.	DIRECTORS' AND OFFICERS' INSURANCE	24

27.	OTHER AGREEMENTS	24

28.	NOTICES	24

29.	LAW AND JURISDICTION	25

30.	GENERAL PROVISIONS	25

THIS DEED is made on 19-Mar-24

BETWEEN: -

(1)	Doncasters Limited incorporated and registered in England and Wales with company number 00321992 whose registered office is at 1 Park Row, Leeds, LS1 5AB, United Kingdom (the "Company"); and

(2)	David Egan of [***] (the "Executive").

WHEREAS the execution of this Agreement was approved by the Remuneration Committee on 23 February 2024

IT IS AGREED as follows: -

1.	DEFINITIONS AND INTERPRETATIONS

1.1	In this Agreement:-

"the Act"	means the Employment Rights Act 1996

"Associated Company"	means a company or undertaking (which is not a Subsidiary or Holding Company of the Company or of a Group Company) of which more than 20 per cent of the Equity Share Capital is for the time being owned by the Company or a Group Company or which for the time being owns more than 20 per cent of the Equity Share Capital of the Company or a Group Company

"Board"	means the Board of Directors of the Company from time to time or any duly appointed committee thereof

"Civil Partner"	means a person who has entered into a civil partnership under the Civil Partnership Act 2004

"Confidential Information"	means: -

(a)	any and all information relating to Material

(b)	any and all information relating to Inventions

(c)	all information which relates to the business, finances, transactions, affairs, products, services, processes, equipment or activities of the Company and any Group Company which is designated by the Company or any Group Company as confidential and

(d)	all information relating to such matters which comes to the knowledge of the Executive in the course of the Employment and which, by reason of its character and/or the manner of its coming to his knowledge, is evidently confidential and

(e)	all information which relates to the business, finances, transactions, affairs, products, processes, equipment, or activities of actual or potential clients, customers, suppliers or other persons which has been given to the Company or any Group Company in confidence and

(f)	shall include without limitation all such information under (a) to (e) held or contained in any media, including on social media sites, and information as to any of the following subjects: business plans, business methods, corporate plans, management systems, finances, maturing new business opportunities, research and development projects, concepts, ideas, new products or services, product formulae, source code, software, software designs, graphic designs, artwork, processes, inventions, discoveries or know-how, sales statistics, sales techniques, marketing surveys and plans, costs, profit or loss, prices and discount structures, the names, addresses and contact details of customers and suppliers or potential customers and suppliers PROVIDED THAT information shall not be, or shall cease to be Confidential Information if and to the extent that it comes to be in the public domain otherwise than as a result of the unauthorised act or default or breach of this Agreement of the Executive

"Employment"	means the employment of the Executive under this Agreement or, where the context so requires, the duration of the employment of the Executive under this Agreement

"Equity Share Capital"	has the meaning given to it in section 548 of the Companies Act 2006

"Financial Year"	means: the Company's financial year ending on 31 December each year-

"Group"

(a)	the Company

(b)	any Holding Company for the time being of the Company

(c)	any Subsidiary for the time being of the Company or of the Company's Holding Company

(d)	any Associated Company and

(e)	any other company or body corporate or other form of business entity the name of which is notified in writing to the Executive by the Company as being a member of the Group

"Group Company"	means any member of the Group, other than the Company, from time to time

"Holding Company" and "Subsidiary"	have the meanings given to them respectively in section 1159 of the Companies Act 2006

"Intellectual Property Rights"	means patents, rights to inventions, copyright and related rights (including rights in computer software), moral rights, trade names and internet domain names, rights in get-up and trade dress, rights in goodwill, rights to sue for passing off, unfair competition rights, rights in designs, rights of whatsoever nature in computer software (including without limitation rights in source code and object code), database rights, rights to data (including without limitation data held in clouds), topography rights, rights in confidential information (including know-how and Trade Secrets), trademarks, service marks, logos, database rights, semi-conductor topography rights, utility models, and any other intellectual property rights and all other intangible rights and privileges of a nature similar and/or allied to any of the foregoing, in each case whether registered or unregistered and including all applications for registration (or rights to apply) for, renewals or extensions of and amendments to, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world

"Invention"	means any invention, discovery, enhancement or improvement including (without limitation) any know how, design, image, process, plan, drawing, formula, computer programme, software (including source code and object code), system or specification which in any way affects or relates to the business of the Company or any Group Company (including without limitation any current, potential or future product, service, process, equipment, system or activity of the Company or any Group Company) whether or not now, or at any future time, capable of forming the subject matter of a patent or otherwise being subject to patent protection (whether in the United Kingdom or in any other territory in the World)

"Material"	means any and all written, audio and/or visual work, any know-how, show-how, information, technique, Invention, design, drawing, specification, component list, manual, instruction, catalogue, image, photograph, plan, formula, computer program, software or system, record, document, compilation or database which in any way affects or relates to the business of the Company or any Group Company (including without limitation any current, potential or future product, service, process, equipment, system or activity of the Company or any Group Company)

"Minority Holder"	means a person who, whether solely or jointly, holds or is beneficially interested in the shares or securities of any company quoted on any Recognised Investment Exchange provided that such holding or interest does not exceed 3 per cent of any single class of such shares or securities. In calculating whether a person is a Minority Holder there shall be aggregated with any shares or securities held by him or to which he is beneficially entitled any shares or securities of the same class which his spouse or Civil Partner or any dependent child holds or is beneficially entitled to

"Reference Period"	means any 17-week period during the Employment

"Remuneration"	means all Salary, compensation, bonus, and benefits (in whatever form) that the Executive receives from the Company or any Group Company and shall be taken to include (but is not limited to) any payments that are made in connection with the Employment, the holding of any office and the termination of the Employment and/or any office that the Executive holds in the Company or any Group Company

"Remuneration Committee"	means any committee of the Board, set up to determine executive remuneration as appointed by the Board from time to time

"Salary"	has the meaning given in Clause 8.1 as the same may be amended from time to time

"Termination"	means the termination of the Employment and Termination Date shall mean the date on which Termination takes effect.

"Trade Secrets"	means information which meets all the requirements for a 'trade secret' set out in Article 2 of the Directive (EU) 2016/943 of the European Parliament, to the extent that Article 2 is implemented in countries and/or areas within the United Kingdom or any other territory in the world

"Working Time"	has the meaning given to it in Regulation 2 of the Working Time Regulations 1998

1.2	The headings in this Agreement are for convenience only and shall not affect its interpretation or construction.

1.3	A reference to any statutory or legislative provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time.

1.4	Any reference to the Executive shall, if appropriate, include his personal representatives.

1.5	Words importing one gender include the other gender.

1.6	References to a "person" include any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership, or unincorporated body (whether or not having separate legal personality).

1.7	Any reference in this Agreement to a Clause or Sub-Clause is to the relevant Clause or Sub-Clause of this Agreement.

1.8	The Schedule to this Agreement forms an integral part of this Agreement and any reference to this Agreement includes a reference to such Schedule.

1.9	This Agreement includes the written statement of particulars of employment which the Company is required to give the Executive under section 1 of the Act and therefore no separate written statement will be provided. Whilst most of the particulars are set out in the body of the Agreement, additional particulars are set out in 1.

2.	EMPLOYMENT

The Company shall employ the Executive and the Executive agrees to act as Chief Finance Officer of the Group or in such capacity of a like status as the Board shall from time to time reasonably require on the terms set out in this Agreement.

3.	FREEDOM TO TAKE UP THE APPOINTMENT

3.1	The Executive warrants that by virtue of entering into or performing any of his duties under this Agreement or any other agreement made or to be made between the Company or a Group Company and the Executive he will not be in breach of any express or implied terms of any contract or of any other obligation binding to any third party, including any restrictive covenants, and declares that he is not directly or indirectly interested in any capacity in any other business, trade or occupation. The Executive undertakes to indemnify the Company and any Group Company against any costs, claims, liabilities, and expenses (including legal expenses on an indemnity basis) arising out of any such breach or alleged breach by him.

3.2	The Executive warrants that he is legally entitled to work in the United Kingdom. Should the Company discover that the Executive does not have permission to live and work in the United Kingdom or if any such permission is revoked or if the Executive is unable to present evidence of the right to work in the United Kingdom so that the Company can comply with the prescribed requirements under Section 15 of the Immigration, Asylum and Nationality Act 2006, the Company reserves the right to terminate the Employment immediately without notice or pay in lieu of notice.

4.	TERM OF EMPLOYMENT

4.1	The Employment shall begin on 6 May 2024 ("Commencement Date") and no previous employment of the Executive shall count as part of the Executive's continuous period of employment for the purposes of the Act.

4.2	Subject to Clause 15 (Termination of Employment) the Employment shall be subject to termination by either party giving to the other six months prior notice in writing. Any period of notice given shall commence immediately after it is given in accordance with Clause 28.

4.3	Garden Leave

Without prejudice to the provisions of Clauses 15.2 (Payment in Lieu of Notice) and 15.1 (Summary Dismissal), the Company may, at any time during the Employment, including without limitation for the purpose of investigating any matter relating to the Executive's conduct or performance, require the Executive to cease performing all or any of the Executive's duties for such period or periods as the Company shall in its absolute discretion determine (the "Garden Leave"). During any such period of Garden Leave: -

4.3.1	the Company shall continue to pay the Salary and shall provide all benefits to which the Executive is entitled under this Agreement;

4.3.2	without prejudice to the Company's rights under Clause 5.3 (performance of alternative duties) the Company shall be under no obligation to provide any work for the Executive and shall be entitled to appoint any other person or persons to perform the Executive's duties under this Agreement whether on a temporary or a permanent basis;

4.3.3	the Executive shall not, without the prior written permission of the Company enter or attend any Group premises or to contact any employees, officers, customers, clients, agents, or suppliers of the Group without its prior consent;

4.3.4	the Executive shall, at the request of the Board, immediately deliver to the Company all or any property in his possession or control which belongs to the Company or any Group Company or which relates to the business of the Company or any Group Company, including without limitation, all items mentioned in Clause 15.1.1

4.3.5	the Executive shall keep the Board informed of his whereabouts so that he can be called upon to perform any appropriate duties as required by the Board; and

4.3.6	for the avoidance of doubt the Executive shall continue to be bound by all the Executive's obligations under this Agreement insofar as they are compatible with the Executive being on garden leave including, without limit, the Executive's duty of good faith and the Executive's duties under Clause 5.6 (Executive not to be employed in any other business).

5.	DUTIES OF THE EXECUTIVE

5.1	The Executive shall, in his capacity as Chief Finance Officer of the Company, be responsible to the Board for the day-to-day management of the Company's affairs and shall report for line management purposes to the Chief Executive Officer.

5.2	The Executive accepts that without being entitled to further remuneration: -

5.2.1	the Company may require him to perform duties for any Group Company whether for the whole or part of his Working Time, and whether or not by way of a formal secondment;

5.2.2	the Company may require him to act as an officer of the Company or any Group Company or hold any other appointment or office as nominee or representative of the Company or any Group Company; and

5.2.3	the Company may transfer the Employment to any other Group Company.

5.3	The Executive accepts that the Company may at its discretion require him to perform other duties or tasks not within the scope of his normal duties and the Executive agrees to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

5.4	During the Employment the Executive shall at all times: -

5.4.1	use his best endeavours to promote the success, interests and reputation of the Group giving at all times the full benefit of his knowledge, experience, expertise and skill;

5.4.2	faithfully and diligently and to the best of his ability exercise such powers and perform such duties in relation to the business of the Group as the Board may from time to time require;

5.4.3	comply with his duties under Part 10 of the Companies Act 2006;

5.4.4	keep the Board promptly and fully informed (in writing if so required by the Board) of his conduct of the business of the Company and any Group Company and provide the Board with all information regarding the affairs of the Company and any Group Company and his conduct in relation thereto as it shall require;

5.4.5	conform to the instructions or directions of the Board and implement and apply the policies of the Company as determined by the Board from time to time;

5.4.6	refrain from making any false or misleading statements about the Company or any Group Company;

5.4.7	refrain from entering into any arrangement on behalf of the Company or any Group Company which is outside its normal course of business or his normal duties or which contains unusual or onerous terms without the approval of the Board.

5.5	The Company may during any period of Garden Leave, or absence from work due to illness or injury which is longer than 8 weeks or in the event of a planned absence forecasted to be longer than 8 weeks appoint any other person or persons to act jointly with the Executive to perform the duties of the Executive under this Agreement. In all other circumstances where the Company may wish to appoint another person to act jointly with the Executive the Company will only do this with the consent of the Executive, such consent not to be unreasonably withheld.

5.6	The Executive shall not during the Employment without the prior written consent of the Board be directly or indirectly employed, engaged, concerned or interested, whether as a director, employee, sub-contractor, partner, consultant, proprietor, agent or otherwise, in any other business, undertaking or occupation or the setting up of any other business, undertaking or occupation, or accept any other engagement or public office but the Executive may nevertheless be or become a Minority Holder provided that the Executive discloses this in writing to the Board.

5.7	The Executive shall not during the Employment knowingly or willingly do or cause or permit to be done anything which is calculated or may tend to prejudice or injure the interests of the Company or any Group Company and if during the Employment the Executive shall learn of any act or omission by any other person whether or not employed by the Company or any Group Company which is calculated or may tend to prejudice or injure the interests of the Company or any Group Company he shall promptly report it to the Board giving all necessary particulars, irrespective of whether this may involve some degree of self-incrimination. This shall include without limit any behaviour by any current or former officer or employee of the Company or any Group Company which could reasonably be construed as an attempt to entice the Executive or any other employee of the Company or any Group Company to leave the employment of the Company or any Group Company.

5.8	The Executive shall at all times comply with any policies of the Company relating to anti-bribery and corruption, and/or gifts and hospitality and shall not instruct, authorise or condone, expressly or impliedly, any corrupt activity. The Executive shall promptly report any breach or suspected breach of these policies, using the Company's whistleblowing procedures for this purpose. The Executive shall cooperate fully with the Company in its investigation of any suspected bribery or corruption of which he becomes aware and, in accordance with any existing or revised Company policy, he shall take reasonable preventative measures to stop bribery or corruption for which the Company or any Group Company may be liable.

5.9	The Executive shall at all times comply with any policies of the Company or any Group Company relating to the prevention of tax evasion and/or the prevention of the facilitation of tax evasion. The Company shall not instruct, authorise, or condone, expressly or impliedly, any corrupt activity, or any activity to evade or facilitate the evasion of tax. The Executive shall promptly report any breach or suspected breach of these policies and/or any suspected incidence of tax evasion, and/or any suspected facilitation of tax evasion, using the Company's whistleblowing procedures for this purpose. The Executive shall cooperate fully with the Company in its investigation of any tax evasion or facilitation of tax evasion of which he becomes aware. In accordance with any existing, implemented, or revised Company policy, the Executive shall take reasonable measures to prevent tax evasion and/or the facilitation of tax evasion for which the Company or any Group Company may be liable whether in the UK or worldwide.

5.10	The Executive shall comply and procure that his spouse or Civil Partner and dependent children comply with all applicable laws, regulations, rules and codes of conduct, including without limitation the Criminal Justice Act 1993, together with any policy of the Company from time to time in force in relation to: -

5.10.1	dealings in shares, debentures or other securities of the Company or any Group Company;

5.10.2	any inside information affecting the securities of any other company; and

5.10.3	any form of market abuse.

5.11	The Executive shall hold any office in the Company and any Group Company subject to the Articles of Association of the relevant Company as amended from time to time. If the provisions of this Agreement conflict with the Articles of Association of the relevant Company, the Articles of Association will prevail.

6.	HOURS OF WORK

6.1	The Executive's normal working hours shall be 9.00 a.m. to 5.00 p.m. and his normal days of work shall be Mondays to Fridays. These hours and days are not variable unless with prior written agreement. However, the Executive may be required to work additional hours, without extra remuneration, as may be necessary for the proper performance of his duties and those additional hours are variable.

6.2	Subject to the performance of any activities permitted by the Board under Clause 5.6 (if any) the Executive shall devote the whole of his working time and attention to the service of the Group except during holidays and any periods of authorised absence.

6.3	The Executive acknowledges that the limit in Regulation 4(1) of The Working Time Regulations 1998 (the "Regulations") shall not apply to him and accordingly agrees that his Working Time (including overtime) may exceed an average of 48 hours for each seven-day period in the Reference Period (as defined in the Regulations) whenever necessary for the proper discharge of his duties or in any event as may be required by the Company. The Executive shall be entitled to withdraw such agreement by giving three months prior written notice to the Company.

7.	PLACE OF WORK

7.1	The Executive's normal place of work shall be his home location as set out on page 2 of this agreement. The Executive agrees to travel on Group business within the United Kingdom as required by the Board for the proper performance of his powers and duties under this Agreement.

7.2	For the purpose of performing his duties, the Executive shall undertake such journeys in the United Kingdom and elsewhere as the Board shall require. Travelling and other expenses shall be reimbursed in accordance with Clause 9.

7.3	The Executive shall not be required to work outside the UK for any continuous period of more than one month without the Executives prior agreement.

8.	SALARY AND BONUS

8.1	During the Employment the Company shall pay to the Executive a basic salary at the rate of £475,000 per year which shall accrue from day to day and be payable by equal monthly instalments two weeks in advance and two weeks in arrears on or about the 13th day of each month (the "Salary"). The Salary shall be deemed to include any fees or other remuneration receivable by the Executive as a director of the Company or any Group Company or in respect of any other company or unincorporated body in which he holds office or any other appointment as nominee or representative of the Company or any Group Company.

8.2	The Salary shall be reviewed by the Remuneration Committee from time to time and the rate of the Salary may be increased by the Company with effect from that date by such amount, if any, as it shall think fit. For the avoidance of doubt it is agreed that the Executive shall have no contractual right to any increase in the Salary under this Clause 8, and there will be no review of the Salary after notice has been given in accordance with Clause 4.2.

8.3	The Executive shall have a contractual right to participate in the Doncasters discretionary annual bonus scheme. The Executive acknowledges that the Board reserves the right to use its discretion as to whether in any one year a payment is made, the amount of the payment and the timing and conditions of any payment. Details of any performance criteria applicable to the relevant financial year shall be shared with the Executive in a timely manner. In the application of any Group or Companywide performance criteria, the Board shall treat the Executive no less favourably than it does any other Executive. All bonuses payable to the Executive under the annual bonus scheme shall not be pensionable and shall be paid to the Executive within 30 days of the date of the filing of the Company's accounts for the relevant Financial Year at Companies House provided that Alloy Topco Limited and Alloy Parent Limited consolidated statutory accounts for the relevant Financial Year have also been filed.

8.4	For the purposes of sections 13 to 16 of the Act, the Executive hereby consents to the deduction from the Salary and bonus (or from any other sum due from the Company or any Group Company to the Executive which falls within the definition of "Wages" in section 27 of the Act) of any sums owing by the Executive to the Company or to any Group Company at any time and he also agrees to make payment to the Company or any Group Company of any sums owed by him to the Company or any Group Company upon demand by the Company at any time. This Clause is without prejudice to the right of the Company and any Group Company to recover any sums or balance of sums owed by the Executive to the Company or any Group Company by legal proceedings.

8.5	If, at any time during the Employment or subsequent to the termination of Employment, the Executive is found to have breached any of the terms of this Agreement or the Executive's duties to the Company during the Employment such that the Company would have been lawfully entitled to terminate the Employment without notice or payment in lieu of notice, the Company shall be entitled to recover any payment of bonus made to the Executive under Clause 8.3 in respect of his entitlement to bonus in the Financial Year during which the relevant breach occurred and/or to cease making further payments of the same under Clause 8.3 with immediate effect. Any such payments already made shall be recoverable from the Executive as a debt.

9.	EXPENSES

9.1	The Company shall refund to the Executive all reasonable expenses properly incurred by him in performing his duties under this Agreement, provided that these are incurred in accordance with Company policy from time to time. The Company will require the Executive to produce receipts or other documents as proof that he has incurred any expenses he claims.

9.2	If the Company provides the Executive with any credit or charge card the Executive shall use such card solely for those expenses referred to in Clause 9.land he shall immediately return any such card to the Company whenever so required by the Board, and in any event in accordance with the provisions of Clause 4.3 (Garden leave), Clause 15.5.1 (b) (Termination of Employment) and Clause 16.3 (Suspension from Employment) where applicable.

10.	PENSION AND LIFE ASSURANCE

10.1	Subject to HM Revenue and Customs limits, the Company will pay contributions to the Executive's personal pension arrangements provided those arrangements are acceptable to the Company. These contributions will be made at the rate of 15% of the Salary per annum and will be paid on or around the 13th of each month. The Company will comply with its legal duties under Part 1 of the Pensions Act 2008.

10.2	The Company maintains a life assurance scheme (the "Life Assurance Scheme") and, subject to Clauses 10.3 and 10.4 below, the Executive shall be entitled to join the Life Assurance Scheme, subject to the rules of the Life Assurance Scheme from time to time in force (details of which will be provided to the Executive on request) and to the approval of the relevant provider.

10.3	The Company shall be entitled at any time to withdraw or amend any of the rules or benefits of the Life Assurance Scheme and/or to terminate the Executive's participation in the Life Assurance Scheme.

10.4	Notwithstanding the generality of Clause 10.3 above, the Company may withdraw the benefits of and/or terminate the Executive's membership of the Life Assurance Scheme once the Executive has reached the age of 65 or the State Pensionable Age, if higher.

11.	PRIVATE MEDICAL EXPENSES INSURANCE SCHEME

11.1	During the Employment the Executive shall be entitled to participate at the Company's expense for himself, for any spouse or Civil Partner and any dependent children in the Company's private medical expenses insurance scheme (the "Private Medical Insurance Scheme") subject always to the rules of the Private Medical Insurance Scheme for the time being in force (details of which are available on request) and to the approval of the relevant insurer.

11.2	The Company reserves the right at any time to withdraw or amend any of the rules or benefits of the Private Medical Insurance Scheme (including the level of cover) and/or terminate the Executive's participation in the Private Medical Insurance Scheme and subject to Clause 11.3 any such changes shall take effect as between the Company and the Executive upon the Executive receiving written notice of the same from the Company.

11.3	Where the Executive is notified of any change in accordance with Clause 11.2, any entitlement to benefit which has already accrued to him at the time of the change will be dealt with in accordance with the rules of the relevant scheme immediately prior to the change provided that thereafter the Executive's entitlement under the scheme (if any) shall be subject to any changes which have been duly notified to him in accordance with Clause 11.2

11.4	Notwithstanding the generality of Clause 11.2, the Company may withdraw the benefits of and/or terminate the Executive's membership of the Private Medical Insurance Scheme once the Executive has reached the age of 65 or the State Pensionable Age, if higher. Any entitlement to benefit which has already accrued will be dealt with in accordance with the rules of the Private Medical Insurance Scheme for the time being in force.

12.	HOLIDAY

12.1	The Executive is entitled to 25 working days paid holiday in each holiday year in addition to such bank and other public holidays as are observed by the Company. The holiday year runs from January to December and, subject to the provisions of Clause 12.7, holiday entitlement is to be taken at such times and on such notice as is agreed by the Company's Chief Executive Officer.

12.2	The Executive will only be able to carry forward up to five days of his annual holiday entitlement to the succeeding holiday year, including, for the avoidance of doubt where the Executive is absent on sick leave.

12.3	Where the Employment starts or terminates during a holiday year the Executive will be entitled in that year to such proportion of his annual holiday entitlement as equals the proportion of time he is employed under this Agreement in that year, rounded to the nearest day except that if the Executive has accrued sufficient holiday in a particular holiday year to comply with the Working Time Regulations 1998 (the "Regulations") no holiday entitlement shall accrue during any period of garden leave taken in accordance with Clause 4.3.

12.4	The Executive shall not be entitled to payment in lieu of any unused part of his holiday entitlement, except on Termination and in accordance with Clause 12.6.

12.5	The Executive shall not accrue any entitlement to holiday in respect of periods of absence due to injury or illness of more than 28 consecutive days absence in any holiday year, save in relation to additional statutory holiday (if any) to which the Executive is entitled as a matter of law.

12.6	On termination of the Employment: -

12.6.1	subject to Clause 12.6.2, the Executive shall be entitled to be paid in lieu of any outstanding holiday entitlement for the holiday year in which termination takes place or, as the case may be, shall be obliged to repay to the Company Salary in respect of holiday taken in excess of his entitlement in his final holiday year and the basis for calculation in either case shall be 1/26o of the Salary for each day; and

12.6.2	where the Executive has been summarily dismissed in accordance with Clause 15.2 or where the Executive terminates the Employment in breach of the notice provisions in Clause 4.2:-

(a)	the Executive shall be entitled to be paid in respect of any outstanding statutory holiday entitlement for the holiday year in which termination takes place but shall not be entitled to be paid in lieu of any additional outstanding contractual holiday entitlement; and

(b)	the calculation of any sum owed by the Executive in respect of excess holiday entitlement shall be carried out in accordance with Clause 12.6.1.

12.7	For the avoidance of doubt: -

12.7.1	Regulations 15(1) to 15(4) of the Regulations do not apply to the Employment; and

12.7.2	the Executive may take all or part of his holiday entitlement before it has accrued under Regulation 15A of the Regulations provided that the Executive has the Chief Executive Officer's permission to do so in accordance with Clause 12.1.

13.	SICKNESS

13.1	If during the Employment the Executive is absent from work due to illness or injury, he must notify Chief Executive Officer or the Chief People Officer as soon as possible and, if practicable, on the first working day of incapacity. Subject to Clause 13.10 below, the Executive shall complete any self-certification forms which are required by the Company immediately upon his return to work and, if his incapacity continues for more than seven consecutive days (whether working days or not) shall produce medical certificates to cover the duration of his absence from work. Provided the Executive complies with these requirements, undergoes any medical examination or tests reasonably required by the Company under Clause 13.6, provides any medical evidence reasonably required by the Company pursuant to Clause 13.10 the Executive's absence will be regarded as authorised.

13.2	The Executive shall continue to receive his full salary and benefits including any bonus and other contractual benefits due to him under this Agreement during any authorised period or periods of absence due to illness or injury up to a maximum of 26 weeks in aggregate in any 12-month period ("Contractual Sick Pay"). Thereafter he will not be entitled to any further payment from the Company or any Group Company (other than by way of any Statutory Sick Pay or paid statutory holiday due to him or any pay due to him pursuant to the terms of Clause 12) nor to the continued provision of his benefits under this Agreement except for life assurance, until the resumption of his duties, although the Company may at the Board's discretion continue to pay him his normal remuneration in excess of any Contractual Sick Pay including any bonus and other contractual benefits for such periods as it considers appropriate ("Discretionary Sick Pay").

13.3	Both Contractual Sick Pay and any Discretionary Sick Pay shall be subject to set off by the Company in respect of any statutory sick pay or social security benefits to which the Executive is entitled (whether or not such benefits are actually received).

13.4	For statutory sick pay purposes, the Executive's qualifying days shall be his normal working days.

13.5	The Executive may at the Company's expense be required during the course of the Employment to attend a medical practitioner or clinic nominated by the Company for the purpose of a medical examination to help determine his fitness for continued Employment and he shall undergo any tests and examinations reasonably required by the said medical practitioner or clinic and shall authorise disclosure of and co-operate in ensuring the prompt delivery of any resulting report to the Company. Such an examination may include or consist of tests for alcohol or drugs (including "controlled drugs" as defined by the Misuse of Drugs Act 1971) where the Company has reason to believe that the use of alcohol or drugs is adversely affecting the Executive's performance at work or is posing a risk to health and safety. Notwithstanding the provisions of the Access to Medical Reports Act 1988 the Executive hereby consents to the Company obtaining any medical report relating to his physical or mental health prepared by a medical practitioner who is or has been responsible for the clinical care of the Executive.

13.6	Without prejudice to Clause 5.5 (Power to appoint Joint Executive) the Company shall be entitled during any period during which the Executive is absent due to illness or injury to appoint any other person or persons to perform the duties and exercise the powers of the Executive in his place on such terms and conditions as the Company shall see fit.

13.7	Third Party Injury to Executive

13.7.1	If the Executive is absent from work by reason of any illness or injury caused wholly or partly by any act or omission of any third party in relation to which the Executive may be or become entitled to recover damages or compensation, then all net payments made to the Executive under this Clause 13 in respect of the said absence shall be repaid by the Executive if and to the extent that he recovers damages or compensation for loss of earnings from the said third party and/or from the Criminal Injuries Compensation Authority or the Motor Insurers' Bureau or any other similar body (the "Relevant Bodies") by action or otherwise.

13.7.2	Where the Executive receives any damages or compensation for loss of earnings as referred to in Clause 13.9.1, he shall notify the Company in writing forthwith and shall repay the amount due to the Company under this Clause 13.9.1 within 28 days of receipt of the said damages or compensation.

13.7.3	For the avoidance of doubt, where the Executive receives damages or compensation from a third party and/or the Relevant Bodies in the circumstances referred to in Clause 13.9.1, and that compensation includes an unspecified sum for loss of earnings, then the amount owing to the Company under Clause 13.9.1 will be such sum as is reasonable in all the circumstances.

13.8	For the avoidance of doubt: -

13.8.1	the term "illness or injury" as used in this Clause 13 includes any mental or psychiatric illness and any injury, whether or not this has been sustained in the course of the Executive's duties; and

13.8.2	the provisions of this Clause 13 are subject to the termination provisions set out in Clause 15 and in particular the Company's right in Clause 15.4 to terminate on account of illness or injury.

13.9	Reclassifying Holiday as Sickness

If the Executive becomes ill or is injured during a period of statutory holiday and seeks to reclassify all or any part of such holiday as sick leave, the Company reserves the right to require the Executive to provide satisfactory (in the opinion of the Company) medical evidence from a recognised medical practitioner showing that the Executive is unable to work due to illness or injury and such medical evidence should cover the duration of the illness or injury whilst on holiday.

14.	OTHER PAID LEAVE

The Executive is eligible for other paid leave, including adoption leave, paternity leave, parental leave, shared parental leave, dependants leave, compassionate leave, bereavement leave, and leave for public duties, in accordance with the Company's current policies, as amended from time to time, subject to him complying with the relevant statutory and other conditions and requirements in order to be entitled to the leave and pay. Copies of the Company's policies is available from the HR Department.

15.	TERMINATION OF EMPLOYMENT

15.1	Summary Dismissal

Notwithstanding the provisions of Clauses 4.2 (notice Clause), 15.2 (Payment in Lieu of Notice) and 15.4 (Termination on Account of Illness or Injury), the Company may by written notice to the Executive forthwith terminate the Employment (without being under any obligation to pay any further sums to the Executive whether by way of compensation, damages or otherwise in respect of or in lieu of any notice period or unexpired term of this Agreement, and without prejudice to any other rights of the Company) if the Executive:-

15.1.1	does not comply with any lawful order or direction given to him by the Board;

15.1.2	is guilty of any serious and material or persistent breach or non-observance of any fundamental provisions of this Agreement;

15.1.3	in the performance of his duties or otherwise commits: -

(a)	any act of gross misconduct; or

(b)	any act of misconduct having already received a final written warning;

15.1.4	through his acts or omissions (whether at or outside work) adversely prejudices or is likely in the reasonable opinion of the Board to prejudice adversely the interests or reputation of the Group;

15.1.5	resigns as a director of the Company without the written consent of the Board or is disqualified from holding or ceases to hold office as a director of the Company or any Group Company by virtue of any court order, under any provision of general law or under any provision of the Company's Articles of Association as then in force;

15.1.6	is convicted of any criminal offence for which a penalty of imprisonment is imposed;

15.1.7	is made the subject of a bankruptcy order or has a receiving order or an administration order made against him or makes any composition or arrangement with his creditors generally or otherwise takes advantage of any statute from time to time in force offering relief for insolvent debtors;

15.1.8	becomes addicted to or is habitually under the influence of alcohol or any drug (not being a drug prescribed for the Executive by a medical practitioner for the treatment of a condition other than drug addiction) the possession of which is controlled by law;

15.1.9	is expelled, suspended or subject to any serious disciplinary action by his professional governing body;

15.1.10	becomes a patient within the meaning of the Mental Health Act 1983;

15.2	Payment in Lieu of Notice

15.2.1	The Company may at any time in its absolute discretion elect to terminate the Employment forthwith and with immediate effect by notifying the Executive in writing: -

(a)	that the Employment is being terminated in exercise of the right under this Clause15.2;

(b)	the date upon which the employment is so terminated (the "Early Termination Date"); and

(c)	that the Executive shall be entitled to receive in lieu of the notice period referred to in Clause 4.2, 4.3 or Clause 15.6 (Termination on Account of Illness or Injury) or any part thereof, an amount which shall be an amount equivalent to the Executive's full Salary (at the rate then payable under this Agreement) for and any bonus and benefits in kind (the "Notice Payment"):

15.2.2	In the event that the Company exercises its right under this Clause 15.2 the Company shall make payment of the Notice Payment or the first instalment thereof under Clause 15.2.4 within 28 days of the Early Termination Date.

15.2.3	Any Notice Payment paid pursuant to this Clause15.2 shall be subject to such deductions for tax and national insurance as are required by law and to any other authorised deductions.

15.2.4	The Company may, at its discretion and subject to the terms of this Clause 15.2.4, pay the Notice Payment in equal monthly instalments for what would have been the duration or remaining duration of the notice period (the "Instalment Period"), the first instalment being payable within 28 days of the Early Termination Date. In the event that the Company decides to pay the Notice Payment in instalments the Executive agrees that: -

(a)	if the Executive begins alternative employment during the Instalment Period which provides the Executive with any remuneration (to include wages, salary and bonus from any employment, consultancy or other paid work and which shall be referred to for the purposes of this Clause as "Other Income") which in any calendar month is greater than the monthly instalment of the Notice Payment, then the Executive will not be entitled to receive any Notice Payment for that month;

(b)	if the Executive begins alternative employment during the Instalment Period and for any calendar month during that period the Executive's Other Income is less than the monthly instalment of the Notice Payment, the Executive shall only be entitled to receive the balance of the monthly instalment of the Notice Payment having been reduced by the Executive's Other Income for that month;

(c)	if the Executive does not obtain alternative employment and receives no Other Income, the Notice Payment will continue to be paid in monthly instalments until the expiry of the Instalment Period;

(d)	if the Executive obtains alternative employment, consultancy or other paid work that is to begin during the Instalment Period, the Executive agrees to advise the Company of this fact and of his total Other Income from that employment, consultancy or work immediately.

15.3	If subsequent to the termination of Employment, the Executive is found to have breached any of the terms of this Agreement or the Executive's duties to the Company during the Employment such that the Company would have been lawfully entitled to terminate the Employment without notice or payment in lieu of notice, the Company shall be entitled to recover any payments made under Clause 8.5. Any such payments already made shall be recoverable from the Executive as a debt.

15.4	Termination on Account of Illness or Injury

Without prejudice to Clauses 15.1 (Summary Dismissal) and 15.2 (Payment in Lieu of Notice), but notwithstanding any other provision of this Agreement, if the Executive shall become unable to perform his duties properly by reason of illness or injury for a period or periods aggregating at least 26 weeks in any period of 12 consecutive calendar months (the "Period or Periods of Incapacity") then the Company may, by not less than six months' prior written notice to the Executive given at any time while the Executive is incapacitated by illness or injury from performing his duties under the Agreement, terminate the Employment provided that the Company shall withdraw any such notice if during the currency of the notice the Executive returns to full time duties and provides a medical practitioner's certificate satisfactory to the Board to the effect that he has fully recovered his health and that no recurrence of his illness or injury can reasonably be anticipated.

15.5	Miscellaneous

15.5.1	Upon termination of the Employment for whatever reason the Executive shall forthwith deliver to the Company or its authorised representative such of the following as are in his possession or control: -

(a)	all keys, security and computer passes, plans, statistics, documents, records, papers, magnetic disks, Confidential Information, tapes, or other software storage media including any copies thereof and all matter derived from such sources which is in his possession or under his control which belong to the Group or which relate to the business of the Group including all copies, records and memoranda (whether or not recorded in writing or on computer disk or tape) made by the Executive of any Confidential Information;

(b)	all credit cards and charge cards provided for the Executive's use by the Company;

(c)	any Company car provided and all keys and documents relating to it (if one has been provided); and

(d)	all other property of the Group not previously referred to in this Clause.

15.5.2	The Executive will provide a signed statement that he has complied fully with his obligations under this Clause 15.5 together with such reasonable evidence of compliance as the Company may request.

16.	DISCIPLINARY AND GRIEVANCE PROCEDURES

16.1	The Company's normal disciplinary (which cover decisions regarding dismissal) and grievance procedures from time to time apply to the Executive's employment with such modifications as the Company may deem to be necessary to take account of the Executive's seniority. The said disciplinary and grievance procedures shall not have contractual effect and the Company shall not therefore be obliged to follow the procedures or any part thereof in whole or in part at any stage of the Employment.

16.2	If the Executive is dissatisfied with any disciplinary decision taken against him (including a decision to dismiss him) or if the Executive seeks redress for any grievance relating to the Employment, he should raise the issue in writing with the Chairman of the Board. Full details of how to go about this and the steps that follow such application are set out in the Company's disciplinary and grievance procedures.

16.3	The Company may suspend the Employee from any or all of his duties during any period in which the Company is investigating any disciplinary or performance matter involving the Employee or while any disciplinary or performance procedure against the Employee is outstanding.

17.	DIRECTORSHIPS AND SHAREHOLDINGS

17.1	During the Employment the Executive will not do anything which could cause him to be disqualified from continuing to act as a director of the Company or any Group Company.

17.2	The Executive shall not resign his office as a director of the Company or any Group Company without the agreement of the Company.

The Executive shall, at the written request of the Board: -

17.2.1	immediately resign (without claim for compensation) from all and any directorships and other offices held in the Company and any Group Company and from any other appointments or offices which he holds as nominee or representative of the Company and/or any Group Company; and

17.2.2	transfer without payment as the Company may direct any qualifying shares held by the Executive in accordance with the Articles of Association of the Company and/or any Group Company

and in the event of his failure to do so within seven days of the said request the Executive hereby irrevocably authorises any director of the Company for the time being in his name and on his behalf to execute any documents or do anything else that is necessary to affect such resignations and/or transfers. For the avoidance of doubt, the Board may make a request in accordance with this Clause at any time, including, but not limited to, in circumstances where the Executive is on garden leave pursuant to Clause 4.3, has been suspended from the Employment pursuant to this Agreement or where the Employment has terminated for any reason.

17.3	If during the Employment the Executive shall cease to be a director of the Company or any Group Company (otherwise than fora reason justifying summary dismissal pursuant to Clause 15.1.5) the Company may by written notice terminate the Employment or alternatively, at the discretion of the Company, the Employment shall continue as if the Executive had been employed as a member of the Executive and the terms of this Agreement (save those relating to the holding of the office of director) shall continue in full force and effect.

18.	RECONSTRUCTION

If the Employment of the Executive is terminated by reason of the liquidation, reorganisation, or other reconstruction of the Company or any Group Company or as part of any other rearrangement of the affairs of the Company or any Group Company not involving a liquidation, and the Executive is offered employment by a reconstructed Company or by another Group Company on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement then, subject to the provisions of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended), the Executive shall be obliged to accept such offer and shall have no claim against the Company or any reconstructed or Group Company in respect of the termination of the Employment.

19.	CONFIDENTIAL INFORMATION

19.1	The Executive is aware that in the course of the Employment he will have access to and be entrusted with information in respect of the business and finances of the Company and its dealings, transactions and affairs and likewise in relation to any Group Company all of which information is or may be Confidential Information. Accordingly, the Executive gives the undertakings set out in this Clause 19 to the Company for itself and for the benefit of and as trustee for any Group Company.

19.2	The Executive shall not during the Employment or afterwards use, exploit (except for the benefit of the Group) or divulge to any third party by any means any Confidential Information except he shall be permitted to do so: -

19.2.1	when necessary, in the proper performance of the duties of the Employment;

19.2.2	with the express written consent of the Board; or

19.2.3	where and to the extent that this is required by law.

19.3	The Executive shall, during the Employment, use his best endeavours to prevent the unauthorised use or disclosure of any Confidential Information whether by any other officer, employee, or agent of the Group or otherwise and shall be under an obligation promptly and fully to report to the Board any such unauthorised use or disclosure which comes to his knowledge.

19.4	The Executive shall not, during the Employment or at any time thereafter make, except for the benefit of the Company or any Group Company, any copy, record, or memorandum (whether recorded in writing, on computer disk or tape or otherwise) of any Confidential Information and any such copy record or memorandum made by the Executive during the Employment shall be and remain the property of the Company and accordingly shall be returned by the Executive to the Company at any time during the Employment at the request of the Board and in any event upon the termination of the Employment for whatever reason in accordance with Clause 15.5.1 (a).

19.5	The Executive shall not during the Employment without the prior written consent of the Board either directly or indirectly publish any opinion, fact or material or deliver any lecture or address or participate in the making of any film, radio broadcast or television transmission or communicate with any representative of the media or any third party relating to: -

19.5.1	the business or affairs of the Company or any Group Company or of any of their officers, employees, customers, clients, suppliers, distributors, agents, or shareholders; or

19.5.2	the development or exploitation of any Intellectual Property Rights, Inventions or Confidential Information,

and for the purposes of this Clause media shall include television (terrestrial, satellite, and cable), radio, newspapers and other journalistic publications.

19.6	Nothing in this Clause 19 shall prevent the Executive from disclosing information which he is entitled to disclose under the Public Interest Disclosure Act 1998 provided that the disclosure is made in the appropriate way to an appropriate person having regard to the provisions of the Act and he has first complied with the Company's procedures relating to such disclosures.

19.7	This Clause is without prejudice to the Executive's obligations under Clause 24 (Data Protection).

20.	POST TERMINATION COVENANTS

20.1	For the purposes of this Clause 20 the following words and expressions shall have the following meanings: -

20.1.1	"Business"	the business or businesses of the Company or any other Group Company in or with which the Executive has been involved or concerned at any time during the period of 12 months prior to the Termination Date

20.1.2	"directly or indirectly"	the Executive acting either alone and on his own behalf or jointly with or on behalf of any other person, whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise

20.1.3	"Key Personnel"	any person who is at the Termination Date or was at any time during the period of 12 months prior to the Termination Date employed or who is at the Termination Date or was at any time during the period of 12 months prior to the Termination Date engaged as a consultant in the Business within the financial team or in an executive or senior managerial capacity and with whom the Executive has had dealings other than in a de minimis way during the course of the Employment

20.1.4	"Prospective Customer"	any person, firm or company which has been engaged in negotiations, with which the Executive has been personally involved, with the Company or any Group Company with a view to purchasing goods or services from the Company or any Group Company during the period of 6 months prior to the Termination Date

20.1.5	"Relevant Area”	means the provision of accounting services for entities involved in the manufacture of super alloys and casting parts for the aerospace, automotive and industrial gas turbine industries

20.1.6	"Relevant Customer"	any person, firm or company which at any time during the 12 months prior to the Termination Date was a customer of the Company or any Group Company, with whom or which the Executive dealt other than in a de minimis way at any time during the said period

20.1.7	"Relevant Goods and Services"	the manufacture of super alloys and casting of parts for the aerospace, automotive and industrial gas turbine markets

20.1.8	"Relevant Period"	for the purposes of Clause 20.2, the period of 6 months from the Termination Date and, for the purposes of Clauses 20.3, 20.4 and 20. 5, the period of 12 months from the Termination Date except that any period of garden leave served by the Executive pursuant to Clause 4.1 in the 6 months prior to the Termination Date shall reduce the Relevant Period accordingly

20.1.9	"Relevant Supplier"	any person, firm or company which at any time during the 12 months prior to the Termination Date was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Group Company and with whom or which the Executive had personal dealings during the Employment other than in a de minimis way

20.1.10	"Termination Date"	the date on which the Employment shall terminate

20.2	Without prejudice to Clause 5.6 (Executive not to be employed in any other business) the Executive shall not without the prior written consent of the Board directly or indirectly at any time within the Relevant Period engage or be concerned or interested in any business within the Relevant Area which (a) competes or (b) will at any time during the Relevant Period compete with the Business. Nothing in this Clause 20.2 shall prevent the Executive from being or becoming a Minority Holder provided that the Executive discloses this to the Board.

20.3	The Executive shall not, other than during the Employment in the ordinary and proper course of his duties and for the benefit of the Company, without the prior written consent of the Board directly or indirectly at any time within the Relevant Period: -

20.3.1	solicit the custom of; or

20.3.2	facilitate the solicitation of; or

20.3.3	deal with,

any Relevant Customer in respect of any Relevant Goods and Services; or

20.3.4	solicit the custom of; or

20.3.5	facilitate the solicitation of; or

20.3.6	deal with,

any Prospective Customer in respect of any Relevant Goods and Services; or

20.3.7	interfere: or

20.3.8	endeavour to interfere,

with the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) by any Relevant Supplier.

20.4	The Executive shall not without the prior written consent of the Board directly or indirectly at any time during the Relevant Period: -

20.4.1	entice away from the Company or any Group Company; or

20.4.2	endeavour to entice away from the Company or any Group Company,

any Key Personnel.

20.5	The Executive shall not without the prior written consent of the Board directly or indirectly at any time during the Relevant Period: -

20.5.1	employ or engage; or

20.5.2	endeavour to employ or engage,

any Key Personnel.

20.6	The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of such duties he has or will have knowledge of Confidential Information and will have developed relationships with and have knowledge of and influence over the Group's customers and staff and is therefore in a position to harm the goodwill and interests of the Company and any Group Companies (the "Interests") if he were to make use of such Confidential Information or knowledge or influence for his own purposes or the purposes of another. Accordingly, having regard to the above and having taken independent legal advice, the Executive acknowledges that the provisions of this Clause are fair, reasonable, and necessary to protect the Interests. Whilst the provisions of this Clause 20 have been framed with a view to ensuring that the Interests are adequately protected taking account of the Group's legitimate expectations of the future development of the business, it is acknowledged by the Executive that the business may change over time and as a result it may become necessary to amend the provisions of this Clause 20 in order to ensure that the Interests remain adequately protected. The Executive, therefore, agrees that the Company shall be entitled to amend the provisions of this Clause 20 in accordance with Claus 20.7 below in order to protect the Interests.

20.7	In order to amend the provisions of this Clause 20, the Company shall notify the Executive in writing of why it believes it is necessary to amend Clause 20 and the amendments which it proposes. The Executive shall then have a period of 14 calendar days in which to put forward any objections which he might have to the proposed amendments. In the event of the Executive not putting forward any such objections, then this Clause 20 shall take effect with the proposed amendments on the expiry of the 14-day period. In the event of the Executive putting forward any objections, the Company shall endeavour to accommodate them, insofar as they are reasonable and where reasonably possible, given that the Company's overriding objective must be to ensure adequate protection of the Interests, to agree the amendments with the Executive. The Company shall then, having considered the Executive's objections, serve a further written notice on the Executive informing him of the final amendments to this Clause 20 which will thereafter take immediate effect.

20.8	The Executive acknowledges that the provisions of this Clause 20 shall constitute severable undertakings given to the Company for itself and for the benefit of and as trustee for each of the other Group Companies and the said undertakings may be enforced by the Company on its own behalf and on behalf of any of the Group Companies.

20.9	Each of the obligations in this Clause 20 is an entire separate and independent restriction on the Executive. If any part is found to be invalid or unenforceable the remainder will remain valid and enforceable.

20.10	If any of the restrictions or obligations contained in this Clause 20 is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company or any Group Company but would be valid if part of the wording were deleted, then such restrictions or obligations shall apply with such deletions as may be necessary to make it enforceable.

20.11	The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this Clause 20 to the attention of any third party who may at any time before or after the termination of the Employment offer to employ or engage the Executive and for whom or with whom the Executive intends to work during the Relevant Period.

20.12	The Executive shall, at the request and cost of the Company, enter into a direct agreement or undertaking with any Group Company to which the Executive provides services whereby he will accept restrictions corresponding to the restrictions in this Clause (or such of them as may be appropriate in the circumstances) as the Company may require in the circumstances.

20.13	The Executive agrees that if the Company transfers all or any part of its business to a third party (the "Transferee"), the restrictions contained in this Clause 20 shall, with effect from the date that the Executive becomes an employee of the Transferee, apply to the Executive as if references to the Company include the Transferee and references to any Group Company include any Group Company of the Transferee.

21.	INTELLECTUAL PROPERTY

21.1	It shall be a duty of the Executive during the Employment to consider and keep under review the ways if any in which the products, services, processes, equipment, systems and activities of the Company and any Group Company might be improved, enhanced and/or developed.

21.2	If the Executive alone or with others (including without limitation those others who are under his direction) makes, discovers, develops, or directs the discovery of any Invention in the course of his duties or in the course of any project for or on behalf of the Company or any Group Company outside the scope of his normal duties he shall promptly disclose it to the Board giving full particulars of it including all necessary drawings, know how, models, specifications or other material related to the Invention, and the Executive agrees and acknowledges that:-

21.2.1	because of the nature of his duties and the responsibilities arising from them he has a special obligation to further the interests of the Company so that all Inventions made, discovered, developed, or directed by the Executive in the performance of his duties or as a result of any project for on behalf of the Company or any Group Company outside the scope of his normal duties and all rights in such Inventions shall belong to the Company; and

21.2.2	the provisions of this Clause 21.2.2:-

(a)	shall not entitle the Executive to any compensation beyond the Salary and bonus to which he is entitled under Clause 8 of this Agreement except that nothing in this Agreement excludes or restricts any rights which the Executive may have to claim additional compensation by virtue of section 40 of the Patents Act 1977, in the case of any Invention in relation to which a British patent has been granted, and in relation to which the Company has derived outstanding benefit from such Invention and/or the patent for it; and

(b)	shall not restrict the Executive's rights under sections 39 to 43 of the Patents Act 1977.

21.3	The Executive hereby assigns to the Company any and all Intellectual Property Rights (including without limitation any and all Inventions) created or owned by the Executive which in any way relate to the Company, and all Material embodying or reflecting such rights to the fullest extent permitted by law. Further, the Executive shall record in writing any and all know-how and disclose the same to the Company immediately upon creation.

21.4	To the extent that the Executive is not permitted by law to assign the Intellectual Property Rights in Clause 21.4 the Executive hereby grants to the Company an exclusive, royalty-free licence for the Company to use such Intellectual Property Rights for any purpose.

21.5	The Executive hereby waives all and any moral rights (as defined in Chapter IV of the Copyright Designs and Patents Act 1988).

21.6	The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute or sign all such documents and to do all such acts as may be necessary or desirable to give effect to this Clause 22.

22.	MISREPRESENTATION

The Executive shall not, after termination of the Employment, wrongfully represent him as being employed by, or connected with or interested in the Company or any Group Company.

23.	REFERENCES

The Company is under no obligation to provide a reference in respect of the Executive either during or after the Employment. However, if it agrees to do so it will use reasonable efforts to ensure that any such reference is accurate. The Company shall not, in the absence of malice, be liable to the Executive for any error in or omission from any such reference.

24.	DATA PROTECTION

24.1	In this Clause "Controller", "Personal Data" and "processing" shall have the meaning set out in the Data Protection Act 2018 (the "2018 Act") and "process" and "processed" shall be construed accordingly. "Sensitive Personal Data" means Personal Data that reveals such categories of data as are listed in Recital 10 and Article 9 of Regulation (EU) 2016/679 (the General Data Protection Regulation) (the GDPR), namely racial or ethnic origin, political opinions, religious or philosophical beliefs, trade union membership, health or sex life and sexual orientation, genetic data and biometric data which is processed to uniquely identify a person.

24.2	The Executive shall at all times during the Employment act in accordance with the 2018 Act and all applicable regulations, domestic legislation and any successor legislation relating to the protection of individuals with regards to the processing of personal data to which the Company (and each relevant Group Company) is subject (the "Data Protection Legislation")

24.3	The Executive agrees to provide the Company in its capacity as Controller with all Personal Data relating to him which is necessary or reasonably required for the proper performance of this Agreement and in connection with the Employment (including the performance of the Company's responsibility as the Executive's employer and the administration of the employment relationship (both during and after the employment)) or the conduct of the Company's business or where such provision is required by law (the "Authorised Purposes")

24.4	In order to keep and maintain accurate records relating to the Employment, it will be necessary for the Company to record, hold and process Personal Data (including Sensitive Personal Data), relating to the Executive held in manual and electronic form which is subject to the Data Protection Legislation. The Company may disclose this data to third parties where this is necessary or reasonably required to achieve one or more of the Authorised Purposes. Such third parties include without limitation [payroll agencies, benefit (including pension) providers, the Inland Revenue, computer maintenance companies engaged by the Company, the Company's professional advisers, other Group Companies and any potential purchasers of the business)]. In certain circumstances, it may be necessary to transfer such Personal Data (including Sensitive Personal Data) outside the European Economic Area, as set out in the Company's policies as listed at Clause 25.8.

24.5	Where it is necessary or reasonably required to achieve one or more of the Authorised Purposes, the Company or any Group Company may process the Executive's Personal Data, including Sensitive Personal Data (including without limitation any self-certification forms or medical certificates supplied to the Company to explain the Executive's absence by reason of illness or injury, any records of sickness absence, any medical reports or health assessments, any details of his trade union membership and any information relating to any criminal convictions or any criminal charges secured or brought against the Executive. In particular, this includes the Executive's line manager having access to relevant Personal Data such as his home address, home/mobile telephone number, marital status record, emergency contact details and absence records.

24.6	The Executive acknowledges that the Company or any Group Company will process the Executive's sensitive personal data where this is necessary or reasonably required to achieve one or more of the purposes set out in Clause 25.4.

24.7	The Executive acknowledges that it is necessary for the Company to protect its interests by monitoring computer usage and all communications on its networks (including office telephone networks, mobile telephones usage, social media and email systems). The Executive understands and accepts that the Company collects information on all internet user accounts, social media, email activity and call details and that this information is periodically reviewed by authorised staff to ensure compliance with the Company's policies and to detect any unauthorised use of the Company's IT infrastructure and systems.

24.8	The Executive shall at all times comply with and shall make himself aware of the Company's policies related to data protection and data security.

24.9	The Executive agrees that he shall comply with the above policies and any other policy introduced by the Company from time to time to comply with the Data Protection Legislation.

25.	THIRD PARTY RIGHTS

25.1	The Company and the Executive agree that no term of this Agreement (including the terms of any documents incorporated either expressly or by implication into this Agreement) shall be enforceable by a Third Party in his own right by virtue of section 1(1) of the Contracts (Rights of Third Parties) Act 1999 and for the avoidance of doubt this Agreement may be rescinded or varied in whole or in part by agreement between the Company and the Executive without the consent of any such Third Party.

25.2	For the purposes of this Clause a "Third Party" means any person who is not named as a party to this Agreement.

26.	DIRECTORS' AND OFFICERS' INSURANCE

26.1	During the Employment and for not less than six years following Termination the Executive shall be entitled to be covered by a policy of directors' and officers' liability insurance on terms no less favourable than those in place from time to time for other members of the Board. A copy of the policy is available from the General Counsel and Chief Risk Officer.

27.	OTHER AGREEMENTS

27.1	The Company acknowledges that the Executive has been induced to enter into this Agreement by and in reliance upon the representations or warranties or undertakings made to him regarding a) his membership of and ability to share in the MIP; and 2) the Board's commitment to review the current MIP structure and determine with the help of external advice if it can be changed from an income based scheme to an equity based scheme of which the Executive would be able to share in the same proportions.

28.	NOTICES

28.1	Any notice, request, demand or other communication (collectively Notices) to be given under this Agreement will be deemed to be duly given by either party if:-

28.1.1	sent by first class post addressed to the other party at (in the case of a Notice to the Company) its registered office for the time being or (in the case of a Notice to the Executive) the Executive's last known address in England and Wales; or

28.1.2	given personally to (in the case of a Notice to the Company) either the Chief Executive or General Counsel of the Company or (in the case of a notice to the Executive) the notice is left at the Executive's last known address or given personally to the Executive; or

28.1.3	sent by electronic mail to the company email address of the in the case Chief Executive or General Counsel of the Company and the Executive's email address used by the Executive in correspondence with the Company from time to time.

28.2	Any such Notice will be deemed to have been given: -

28.2.1	if sent by first class post, 48 hours (or, if sent to or from a place outside the United Kingdom, seven days) after the time of posting and, in proving service, it will be sufficient to prove that the envelope containing such Notice was properly addressed, stamped, and put in the post;

28.2.2	if given personally to Chief Executive or the General Counsel at the time it is so given;

28.2.3	if left at the Executive's address or given personally, at the time the notice is left or given to the Executive: or

28.2.4	if sent by email, 24 hours after sending.

29.	LAW AND JURISDICTION

29.1	This Agreement is governed by and shall be construed in accordance with English law.

29.2	The parties submit to the exclusive jurisdiction of the English courts with regard to any dispute or claim arising under this Agreement except to the extent that it is provided elsewhere in this Agreement that such dispute or claim should be resolved by any person acting as an expert.

30.	GENERAL PROVISIONS

30.1	Any amendment to this Agreement (other than an amendment to Clause 20 which must be made in accordance with Clause 20.7) must be recorded in writing and signed by the parties to be effective.

30.2	The complete or partial invalidity or unenforceability of any provision of this Agreement for any purpose shall in no way affect: -

30.2.1	the validity or enforceability of such provision for any other purpose;

30.2.2	the remainder of such provisions; or

30.2.3	the remaining provisions of this Agreement.

30.3	No waiver by the Company other than one made in writing by resolution of the Board of any breach by the Executive of any provision of this Agreement and no failure, delay or forbearance by the Company in exercising any of its rights shall be taken to be a waiver of such breach or right or shall prevent the Company from later taking any action or making any claim in respect of such breach or right.

30.4	This Agreement may be executed in counterparts which together shall constitute one Agreement. Either party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by both parties. Delivery of an executed counterpart of a signature page by facsimile shall take effect as delivery of an executed counterpart of this Agreement provided that the relevant party shall give the other the original counterpart (including such signature page) as soon as reasonably practicable thereafter.

EXECUTED AS A DEED by the parties on the date which first appears in this Deed.

Executed as a deed by Doncasters Limited acting by Mike Quinn, a director, in the presence of

/s/ Helen Barrett-Hague

Signature of Witness

Name: Helen Barrett-Hague
Address of Witness: 1 Park Row, Leeds, LS1
5AB, United Kingdom
Occupation of Witness: Solicitor

/s/ Mike Quinn Mike Quinn

Executed as a deed by David Egan in the presence of

/s/ Helen Barrett-Hague

Signature of Witness

Name: Helen Barrett-Hague
Address of Witness: 1 Park Row, Leeds, LS1
5AB, United Kingdom
Occupation of Witness: Solicitor

/s/ David Egan David Egan

SCHEDULE 1

STATEMENT OF TERMS AND CONDITIONS

(Clause 1.9)

The following information is given to supplement the information given in the body of the Agreement and to comply with the requirements of section 1 of the Employment Rights Act 1996: -

1.	There are no collective agreements which directly affect the terms and conditions of the Employment.

2.	The Executive is not required to work outside the UK for a period in excess of one month and accordingly there are no particulars in this regard relevant to the Employment.